Exhibit 99.1

Piedmont Office Realty Trust Reports First Quarter Results
ATLANTA, May 2, 2013 --Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter ended March 31, 2013.
Highlights for the Three Months Ended March 31, 2013:

•	Achieved Core Funds From Operations ("CFFO") of $0.37 per diluted share for the quarter;

•	Purchased two properties in our concentration markets;

•	Disposed of one non-core asset and contracted to sell another opportunistic investment;

•	Completed 487,000 square feet of leasing.

Donald A. Miller, CFA, President and Chief Executive Officer stated, “We executed well this quarter from a transactional perspective. We bought two Class A properties in our targeted concentration markets, disposed of another non-core asset, and locked in value creation for our stockholders through the sale of 1200 Enclave. At the same time, we also delivered solid operational results. Although our leasing activity was lighter than it has been for the last several quarters, we feel good about the pipeline for the remainder of 2013.”

Results for the Three Months Ended March 31, 2013

Piedmont's net income available to common stockholders for the first quarter of 2013 was $14.7 million, or $0.09 per diluted share, as compared with $37.2 million, or $0.22 per diluted share, for the first quarter of 2012. The first quarter results of the prior year included $17.8 million, or $0.10 per diluted share, in gain on sale associated with properties that were sold during the three months ended March 31, 2012. The current quarter includes a $6.4 million, or $0.04 per diluted share, impairment loss recognized in conjunction with the write-down in value and subsequent sale of the 1111 Durham Avenue property. Income from continuing operations increased from $0.11 per diluted share for the three months ended March 31, 2012 to $0.13 per diluted share for the three months ended March 31, 2013.
Revenues for the quarter ended March 31, 2013 were $134.3 million, as compared with $131.1 million for the same period a year ago, primarily reflecting increased revenues associated with the commencement of several significant leases over the previous twelve months as well as the acquisition of two additional properties during the quarter ended March 31, 2013.
Property operating costs were $52.9 million for the quarter ended March 31, 2013, which was comparable to the prior period of $51.7 million. General and administrative expense decreased approximately $0.7 million compared to the previous year's first quarter primarily due to a decrease in legal expense.
Funds From Operations ("FFO") for the current quarter totaled $60.2 million, or $0.36 per diluted share, as compared with $60.0 million, or $0.35 per diluted share, for the quarter ended March 31, 2012. The prior year's first quarter included $0.01 per diluted share in FFO contribution associated with eight properties that were sold subsequent to January 1, 2012.

Core FFO, which primarily excludes transaction costs associated with two acquisitions made during the quarter, totaled $61.6 million, or $0.37 per diluted share, for the current quarter, as compared to $60.0 million, or $0.35 per diluted share, for the quarter ended March 31, 2012. The first quarter of 2012 included $0.01 per diluted share in Core FFO contribution associated with eight properties that were sold subsequent to January 1, 2012.
Adjusted FFO (“AFFO”) for the first quarter of 2013 totaled $36.6 million, or $0.22 per diluted share, as compared to $50.1 million, or $0.29 per diluted share, in the first quarter of 2012, reflecting increased capital expenditures associated with re-tenanting certain properties.
Leasing Update
During the first quarter of 2013, the Company executed approximately 487,000 square feet of leasing throughout its markets. Of the leases signed during the quarter, approximately 367,000 square feet, or 75%, was renewal-related and 120,000 square feet, or 25%, was with new tenants.
Same store net operating income (on a cash basis) for the quarter of $75.5 million was comparable to the quarter ended March 31, 2012. As of March 31, 2013, the Company had approximately 0.4 million square feet of signed leases that have yet to commence for vacant spaces and an additional 2.0 million square feet of commenced leases that were in some form of abatement.
The Company's overall portfolio was 86.0% leased as of March 31, 2013, with a weighted average lease term remaining of approximately 7.1 years, a 6 month increase from a year ago. The stabilized portfolio was 88.9% leased as of March 31, 2013 as compared to 87.5% leased as of March 31, 2012. Details outlining Piedmont's significant upcoming lease expirations and the status of current leasing activity can be found in the Company's quarterly supplemental information package.
Capital Markets, Financing and Other Activities
As previously announced, during the three months ended March 31, 2013, Piedmont acquired two properties, Arlington Gateway in the Washington D.C. office market and 5&15 Wayside Road in the Boston market.

Arlington Gateway is a twelve-story, Class-A office property located at 901 North Glebe Road in Arlington, VA. Piedmont acquired the 334,000 square foot office building for approximately $175.6 million or $526 per square foot. Constructed in 2005, this LEED Gold and Energy Star Certified trophy property is located on the Metro line in the desirable Rosslyn-Ballston Corridor and is 99% leased exclusively to non-government tenants.

5 & 15 Wayside Road is a Class-A office project located in Burlington, Massachusetts. The 271,000 square foot office complex is comprised of two interconnected, four-story and five-story office buildings constructed in 1999 and 2001. The complex is currently 95% leased to three tenants.

Additionally during the quarter, Piedmont disposed of 1111 Durham Avenue, a non-core asset located in South Plainfield, NJ.  A long-term lease expired during the first quarter of 2013, and after assessing the aged building (constructed in 1975) and leasing prospects, Piedmont determined that the sale price should appropriately represent the land value of the asset. As a result, Piedmont disposed of the 1111 Durham Avenue building for a gross sale price of approximately $4.0 million, exclusive of closing costs. The

Company recognized a $6.4 million, non-cash impairment charge in conjunction with reclassifying the asset to held-for-sale.

Finally, during the first quarter, Piedmont entered into a contract to sell 1200 Enclave Parkway for approximately $48.8 million, or $326 per square foot. Piedmont acquired this property in early 2011 for $18.5 million. The 150,000 square foot building was constructed in 1999 and was approximately 18% leased when acquired. During 2012, we completed two leases with Schlumberger Technology Corporation which effectively leased 97% of the building to a credit-worthy tenant through 2024. The sale was completed on May 1, 2013.
Piedmont's gross assets amounted to $5.5 billion as of March 31, 2013. Total debt was approximately $1.7 billion as of March 31, 2013 as compared to $1.4 billion as of December 31, 2012. The Company's total debt-to-gross assets ratio was 30.8% as of March 31, 2013 as compared with 27.2% as of December 31, 2012. Net debt to annualized core EBITDA ratio was 5.2 x and the Company`s fixed charge coverage ratio was 4.8 x times. As of March 31, 2013, Piedmont had cash and capacity on its unsecured line of credit of approximately $86.2 million.
Subsequent to Quarter End
Dividend
On May 2, 2013, the Board of Directors of Piedmont declared a dividend for the second quarter of 2013 in the amount of $0.20 per common share outstanding to stockholders of record as of the close of business on May 31, 2013. Such dividends are to be paid on June 21, 2013.
Guidance for 2013
Based on management's expectations, the Company affirms its previous financial guidance for full-year 2013 as follows:

Low    High
Net Income                        $80 --    98 Million
Add: Depreciation and Amortization            $155 -- 160 Million
Deduct: Estimated Insurance Recoveries        $10 -- 15 Million

Core FFO                        $225 -    243 Million
Core FFO per diluted share                $1.35 - $1.45

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections such as the move out of two governmental tenants and the decrease in net operations as a result of the sale of seven assets during 2012. This annual guidance includes the continued repositioning of the portfolio with estimated dispositions and acquisitions approximating $300 million and $400 million, respectively, during 2013. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures
This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.
Conference Call Information
Piedmont has scheduled a conference call and an audio webcast for Friday, May 3, 2013 at 10:00 A.M. Eastern daylight time ("EDT"). The live audio webcast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (888) 430-8709 for participants in the United States and Canada and (719)325-2354 for international participants. The passcode is 4302736. A replay of the conference call will be available from 1:00 pm EDT on May 3, 2013 until 1:00 pm EDT on May 17, 2013, and can be accessed by dialing (888)203-1112 for participants in the United States and Canada and (719)457-0820 for international participants, followed by passcode 4302736. A webcast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio webcast and conference call, the Company's management team will review first quarter 2013 performance, discuss recent events and conduct a question-and-answer period.
Supplemental Information
Quarterly Supplemental Information as of and for the period ended March 31, 2013 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.
About Piedmont Office Realty Trust
Piedmont Office Realty Trust, Inc. (NYSE: PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Los Angeles, Boston, and Dallas. As of March 31, 2013, Piedmont's 75 wholly-owned office buildings were comprised of over 20 million rentable square feet. The Company is headquartered in Atlanta, GA, with local management offices in each of its major markets. Piedmont is investment-grade rated by Standard & Poor's and Moody's and has maintained a low-leverage strategy while acquiring and disposing of properties during its fourteen year operating history.  For more information, see www.piedmontreit.com.

Forward Looking Statements
Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company`s expected leasing pipeline and estimated range of Net Income, Depreciation and Amortization, Insurance Recoveries, Core FFO and Core FFO per diluted share for the year ending December 31, 2013.
The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: market and economic conditions remain challenging and the demand for office space, rental rates and property values may continue to lag the general economic recovery causing the Company's business, results of operations, cash flows, financial condition and access to capital to be adversely affected or otherwise impact performance, including the potential recognition of impairment charges; the success of the Company's real estate strategies and investment objectives, including the Company's ability to identify and consummate suitable acquisitions; lease terminations or lease defaults, particularly by one of the Company's large lead tenants; the impact of competition on the Company's efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates, particularly in Chicago, Washington, D.C., and the New York metropolitan area; economic and regulatory changes, including accounting standards, that impact the real estate market generally; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions may continue to adversely affect the Company and could cause the Company to recognize impairment charges or otherwise impact the Company's performance; availability of financing and the Company's lending banks' ability to honor existing line of credit commitments; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of the Company's governmental tenants; the Company may be subject to litigation, which could have a material adverse effect on the Company's financial condition; the Company's ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2012, and other documents the Company files with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)
	March 31, 2013	December 31, 2012
	(unaudited)
Assets:
Real estate assets, at cost:
Land	$666,479	$626,076
Buildings and improvements	3,962,295	3,770,799
Buildings and improvements, accumulated depreciation	(902,978)	(883,008)
Intangible lease asset	138,085	122,685
Intangible lease asset, accumulated amortization	(67,333)	(67,940)
Construction in progress	29,487	20,373
Real estate assets held for sale, gross	26,109	24,696
Real estate assets held for sale, accumulated depreciation and amortization	(1,155)	(949)
Total real estate assets	3,850,989	3,612,732
Investment in unconsolidated joint ventures	37,835	37,226
Cash and cash equivalents	17,575	12,957
Tenant receivables, net of allowance for doubtful accounts	29,237	25,038
Straight line rent receivable	124,460	120,110
Due from unconsolidated joint ventures	458	463
Escrow deposits and restricted cash	683	334
Prepaid expenses and other assets	12,724	13,022
Interest rate swap	1,712	1,075
Goodwill	180,097	180,097
Deferred financing costs, less accumulated amortization	5,908	6,454
Deferred lease costs, less accumulated amortization	271,337	240,140
Other assets held for sale	5,646	5,227
Total assets	$4,538,661	$4,254,875
Liabilities:
Line of credit and notes payable	$1,699,525	$1,416,525
Accounts payable, accrued expenses, and accrued capital expenditures	139,273	127,263
Deferred income	23,585	21,552
Intangible lease liabilities, less accumulated amortization	45,215	40,805
Interest rate swaps	8,443	8,235
Total liabilities	1,916,041	1,614,380
Stockholders' equity :
Common stock	1,676	1,676
Additional paid in capital	3,667,614	3,667,051
Cumulative distributions in excess of earnings	(1,041,552)	(1,022,681)
Other comprehensive loss	(6,731)	(7,160)
Piedmont stockholders' equity	2,621,007	2,638,886
Non-controlling interest	1,613	1,609
Total stockholders' equity	2,622,620	2,640,495
Total liabilities and stockholders' equity	$4,538,661	$4,254,875
Net Debt (Debt less cash and cash equivalents and restricted cash and escrows)	1,681,267	1,403,234
Total Gross Assets (1)	5,510,127	5,206,772
Number of shares of common stock outstanding at end of period	167,555	167,556
(1) Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands)

	Three Months Ended
	3/31/2013	3/31/2012
Revenues:
Rental income	$108,021	$103,875
Tenant reimbursements	25,652	26,513
Property management fee revenue	631	574
Other rental income	—	124
Total revenues	134,304	131,086

Operating expenses:
Property operating costs	52,892	51,691
Depreciation	29,420	26,852
Amortization	9,117	12,614
General and administrative	4,549	5,257
Total operating expenses	95,978	96,414

Real estate operating income	38,326	34,672

Other income (expense):
Interest expense	(16,373)	(16,537)
Interest and other income (expense)	(1,277)	97
Net casualty loss	(161)	—
Equity in income of unconsolidated joint ventures	395	170
Total other income (expense)	(17,416)	(16,270)

Income from continuing operations	20,910	18,402

Discontinued operations:
Operating income	147	999
Impairment loss	(6,402)	—
Gain on sale of real estate assets	—	17,830
Income/(loss) from discontinued operations	(6,255)	18,829

Net income	14,655	37,231

Less: Net income attributable to noncontrolling interest	(4)	(4)

Net income attributable to Piedmont	$14,651	$37,227

Weighted average common shares outstanding - diluted	167,810	172,874

Per Share Information -- diluted:
Income from continuing operations	$0.13	$0.11
Income/(loss) from discontinued operations	$(0.04)	$0.11
Net income available to common stockholders	$0.09	$0.22

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended
	3/31/2013	3/31/2012
Net income attributable to Piedmont	$14,651	$37,227

Depreciation (1) (2)	29,886	27,809
Amortization (1)	9,220	12,840
(Gain)/loss on sale of real estate assets (1)	—	(17,830)
Impairment loss on real estate assets	6,402	—
Funds from operations*	60,159	60,046

Net casualty loss	161	—
Acquisition costs	1,244	(3)
Core funds from operations*	61,564	60,043

Depreciation of non real estate assets	98	93
Stock-based and other non-cash compensation expense	594	334
Deferred financing cost amortization	594	803
Straight-line effects of lease revenue (1)	(4,032)	(1,565)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,065)	(1,532)
Acquisition costs	(1,244)	3
Non-incremental capital expenditures (3)	(19,920)	(8,066)
Adjusted funds from operations*	$36,589	$50,113

Weighted average common shares outstanding - diluted	167,810	172,874

Funds from operations per share (diluted)	$0.36	$0.35
Core funds from operations per share (diluted)	$0.37	$0.35
Adjusted funds from operations per share (diluted)	$0.22	$0.29

(1) Includes adjustments for consolidated properties, including discontinued operations, and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations ("FFO"): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts ("NAREIT") definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT.

However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjusting for certain non-recurring items such as gains or losses on the early extinguishment of debt, acquisition-related costs and other significant non-recurring items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs' equivalent to Core FFO.

Adjusted Funds From Operations ("AFFO"): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.
Core EBITDA, Property Net Operating Income, Same Store Net Operating Income
Unaudited (in thousands)

	Three Months Ended
	3/31/2013	3/31/2012

Net income attributable to Piedmont	$14,651	$37,227

Net income attributable to noncontrolling interest	4	4
Interest expense	16,373	16,537
Depreciation (1)	29,984	27,902
Amortization (1)	9,220	12,840
Acquisition Costs	1,244	(3)
Impairment loss	6,402	—
Net casualty (gain)/loss	161	—
(Gain) / loss on sale of properties (1)	—	(17,830)
Core EBITDA*	78,039	76,677

General & administrative expenses(1)	4,609	5,318
Management fee revenue	(631)	(574)
Interest and other income	21	(94)
Lease termination income	—	(123)
Lease termination expense - straight line rent & acquisition intangibles write-offs	25	99
Straight line rent adjustment(1)	(4,057)	(1,664)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,065)	(1,532)
Property Net Operating Income (cash basis)*	76,941	78,107

Acquisitions	(836)	—
Dispositions	166	(1,928)
Unconsolidated joint ventures	(744)	(590)

Same Store NOI*	$75,527	$75,589

Change period over period in same store NOI	(0.1)%	N/A

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(2)	4.8
Annualized Core EBITDA (Core EBITDA x 4)	$312,156

(1) Includes amounts attributable to consolidated properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Property Net Operating Income ("Property NOI"): Property NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on an accrual basis and a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The Company uses this measure to assess its operating results and believes it is important in assessing operating performance. Property NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store Net Operating Income ("Same Store NOI"): Same Store NOI is calculated as the Property NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to unconsolidated joint venture assets. We present this measure on an accrual basis and a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our properties' operating performance from one period to another. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.